Exhibit 8.1

Reed Smith llp 599 Lexington Avenue New York, NY 10022-7650 +1 212 521 5400 Fax +1 212 521 5450 reedsmith.com

August 31, 2021

KushCo Holdings, Inc.
6261 Katella Avenue, Suite 250
Cypress CA 90630

Ladies and Gentlemen:

We have acted as counsel to KushCo Holdings, Inc., a Nevada corporation (the “Company”), in connection with the preparation of a registration statement on Form S-4 (the “462(b) Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) on the date hereof pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Act”) relating to the registration of additional shares of Class A common stock, par value $0.01 of Greenlane Holdings, Inc., a Delaware corporation (“Parent”) issuable pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 31, 2021, by and among the Company, Parent, Merger Sub Gotham 1, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Parent (“Merger Sub 1”), and Merger Sub Gotham 2, LLC, a Delaware limited liability company and a direct, wholly-owned subsidiary of Parent (“Merger Sub 2”). The 462(b) Registration Statement relates to the Parent’s registration statement on Form S-4 (File No. 333- 256582) initially filed by the Parent on May 28, 2021 and declared effective by the Commission on July 2, 2021 (as amended, the “Initial Registration Statement” and together with the 462(b) Registration Statement, the “Registration Statements”). At your request, we are rendering this opinion concerning the qualification of the Mergers, taken together, as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), for filing as Exhibit 8.1 to the 462(b) Registration Statement. Unless otherwise indicated, capitalized terms used herein shall have the meanings set forth in the Merger Agreement.

Pursuant to the Merger Agreement, (i) at the Merger 1 Effective Time, Merger Sub 1 will merge with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent (“Merger 1”); (ii) at the Merger 2 Effective Time, the Company, as the surviving corporation in Merger 1, will merge with and into Merger Sub 2, with Merger Sub 2 surviving as a wholly-owned subsidiary of Parent (“Merger 2,” and together with Merger 1, the “Mergers”); and (iii) immediately following the Merger 2 Effective Time, Parent will contribute all of the limited liability company interests in Merger Sub 2 to Greenlane Holdings, LLC (“GH LLC”), a Delaware limited liability company and a direct subsidiary of Parent (the “Contribution”).

In rendering the opinion set forth below, we have examined and relied upon the accuracy and completeness (which we have neither independently investigated nor verified) of the facts, information, statements, representations, warranties and covenants contained in the originals or copies, certified or otherwise, identified to our satisfaction, of the Merger Agreement, including the exhibits thereto, the Registration Statements, each as amended or supplemented through the date hereof, and such other documents as we have deemed necessary or appropriate to enable us to render the opinion set forth below. We have also relied, with the consent of the Company, upon statements and representations made by officers of each of the Company and Parent (and Merger Sub 1 and Merger Sub 2), including in their respective letters delivered to us for purposes of rendering our opinion (collectively, the “Tax Certificates”), and have assumed that the Tax Certificates will be complete and accurate as of the Merger 1 Effective Time, Merger 2 Effective Time and the effective time of the Contribution, and that all such statements and representations made to the knowledge of any person or entity or with similar qualification are and will be accurate and complete as if made without such qualification. Our opinion is expressly conditioned on, among other things, the accuracy and completeness, both initially and continuing as of the Merger 1 Effective Time, Merger

KushCo Holdings, Inc. Page 2

2 Effective Time and the effective time of the Contribution, of the facts, information, statements, representations, warranties, covenants and assumptions set forth in the documents referred to above.

For purposes of this opinion, we have assumed that the Mergers and the Contribution will be consummated in the manner described in the Merger Agreement and the Registration Statements and that none of the terms and conditions contained therein have been waived or modified in any respect.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. In making our examination of documents executed, or to be executed, by the parties indicated therein, we have assumed that each party has, or will have, the power, corporate or other, to enter into and perform all obligations thereunder and we have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by each party indicated in the documents and that such documents constitute, or will constitute, valid and binding obligations of each party.

Our opinion is based upon the applicable provisions of the Code, Treasury regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service (“IRS”) and such other authorities as we have considered relevant, all as in effect on the date hereof and all of which are subject to change at any time (possibly with retroactive effect). Additionally, our opinion is not binding on the IRS or the courts and no rulings have been requested or received from the IRS as to any of the matters discussed herein. Accordingly, there can be no assurance that positions contrary to our opinion will not be taken by the IRS, or if challenged, by a court. In addition, a change in any of the authorities, or the inaccuracy or failure to be complete, of any of the facts, information, documents, corporate records, covenants, warranties, statements, representations or assumptions upon which our opinion is based could affect our conclusions expressed herein.

Based on our examination of the foregoing items and subject to the assumptions, limitations and qualifications set forth herein and in the Registration Statements, we are of the opinion, under current applicable U.S. federal income tax law, that the Mergers, taken together, will constitute a reorganization within the meaning of Section 368(a) of the Code.

Except as expressly set forth above, we express no other opinion. This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes (including changes that have retroactive effect) in applicable law or in any fact, information, document, corporate record, covenant, warranty, statement, representation or assumption stated herein which becomes untrue, incomplete or incorrect. Any such change may affect the conclusions stated herein.

This opinion has been prepared solely in connection with the Merger Agreement and the filing of the 462(b) Registration Statement and may not be relied upon for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement and the use of our name wherever appearing in the 462(b) Registration Statement in connection with the material U.S. federal income tax consequences of the Mergers. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Very truly yours,

/s/ Reed Smith LLP

Reed Smith LLP